Exhibit 21
SUBSIDIARIES

Subsidiary	Jurisdiction
Helix Technologies, Inc.	Delaware
Medical Outcomes Research Analytics, LLC	Delaware
Helix Legacy, Inc.	Delaware
Green Tree International, Inc.	Colorado